Exhibit 99.6

Korro Bio, Inc.

Consolidated Financial Statements for the Years Ended December 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Korro Bio, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Korro Bio, Inc. (the Company) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is not currently generating revenue, expects to continue incurring significant operating losses and negative operating cash flows for the foreseeable future, requires additional financing and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Boston, Massachusetts

July 27, 2023

Korro Bio, Inc.

Consolidated Balance Sheets

(amounts in thousands, except par value amounts)

	December 31,
	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$36,333	$83,492
Short-term investments	18,915	35,040
Prepaid expenses and other current assets	1,835	1,243

Total current assets	57,083	119,775
Property and equipment, net	9,866	6,446
Advance payments for property and equipment	76	695
Operating lease right-of-use assets	2,024	—
Other non-current assets	4,693	659

Total assets	$73,742	$127,575

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,605	$789
Accrued expenses and other current liabilities	3,175	3,221
Deferred rent, current portion	—	939
Operating lease liabilities, current portion	2,921	—

Total current liabilities	8,701	4,949
Deferred rent, net of current portion	—	969
Operating lease liabilities, net of current portion	209	—
Other non-current liabilities	—	2

Total liabilities	8,910	5,920
Commitments and contingencies (Note 13)
Series Seed convertible preferred stock, $0.001 par value 13,781 shares authorized, issued and outstanding at December 31, 2022 and 2021 (aggregate liquidation preference of $16,115 at December 31, 2022 and 2021)	15,924	15,924
Series A convertible preferred stock, $0.001 par value 40,848 shares authorized, issued and outstanding at December 31, 2022 and 2021 (aggregate liquidation preference of $91,500 at December 31, 2022 and 2021)	77,736	77,736
Series B-1 convertible preferred stock, $0.001 par value 22,222 shares authorized, issued and outstanding at December 31, 2022 and 2021 (aggregate liquidation preference of $58,000 at December 31, 2022 and 2021)	57,703	57,703
Series B-2 convertible preferred stock, $0.001 par value 20,863 shares authorized and 4,496 shares issued and outstanding at December 31, 2022 and 2021 (aggregate liquidation preference of $12,500 at December 31, 2022 and 2021)	12,500	12,500
Stockholders’ deficit Common stock, $0.001 par value; 115,838 shares authorized at December 31, 2022 and 2021; 5,462 and 5,276 shares issued at December 31, 2022 and 2021, respectively; 5,404 and 4,788 shares outstanding at December 31, 2022 and 2021, respectively	5	5
Additional paid-in capital	2,802	1,595
Accumulated other comprehensive loss	(5)	(7)
Accumulated deficit	(101,833)	(43,801)

Total stockholders’ deficit	(99,031)	(42,208)

Total liabilities, convertible preferred stock and stockholders’ deficit	$73,742	$127,575

The accompanying notes are an integral part of these consolidated financial statements.

Korro Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(amounts in thousands, except per share amounts)

	Years Ended December 31,
	2022	2021
Operating expenses:
Research and development	$42,201	$23,805
General and administrative	16,797	11,689

Total operating expenses	58,998	35,494

Loss from operations	(58,998)	(35,494)
Other income, net
Change in fair value of preferred stock tranche liability	—	13,505
Other income, net	976	32

Total other income, net	976	13,537

Loss before provision for income taxes	(58,022)	(21,957)
Provision for income taxes	10	2

Net loss	$(58,032)	$(21,959)

Net loss per share, basic and diluted	$(11.30)	$(4.94)
Weighted-average common shares outstanding, basic and diluted	5,136	4,447
Comprehensive loss:
Net loss	$(58,032)	$(21,959)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investments	2	(7)

Comprehensive loss	$(58,030)	$(21,966)

The accompanying notes are an integral part of these consolidated financial statements.

Korro Bio, Inc.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(amounts in thousands)

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Series B-1 Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	13,781	$15,924	20,424	$34,479	—	$—	—	$—	4,072	$4	$682	$—	$(21,842)	$(21,156)
Issuance of Series A convertible preferred stock, net of issuance costs of $42	—	—	20,424	45,708	—	—	—	—	—	—	—	—	—	—
Reclassification of preferred stock tranche asset upon issuance of Series A convertible preferred stock	—	—	—	(2,451)	—	—	—	—	—	—	—	—	—	—
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $297	—	—	—	—	22,222	57,703	—	—	—	—	—	—	—	—
Issuance of Series B-2 convertible preferred stock, net of issuance costs of $0	—	—	—	—	—	—	4,496	12,500	—	—	—	—	—	—
Exercises of stock options	—	—	—	—	—	—	—	—	246	—	28	—	—	28
Vesting of restricted common stock	—	—	—	—	—	—	—	—	470	1	6	—	—	7
Issuance of warrant to purchase common stock	—	—	—	—	—	—	—	—	—	—	72	—	—	72
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	807	—	—	807
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(7)	—	(7)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(21,959)	(21,959)

Balance at December 31, 2021	13,781	15,924	40,848	77,736	22,222	57,703	4,496	12,500	4,788	5	1,595	(7)	(43,801)	(42,208)

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Series B-1 Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Exercises of stock options	—	—	—	—	—	—	—	—	176	—	62	—	—	62
Vesting of restricted common stock	—	—	—	—	—	—	—	—	430	—	5	—	—	5
Issuance of common stock for services rendered	—	—	—	—	—	—	—	—	10	—	11	—	—	11
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	1,129	—	—	1,129
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(58,032)	(58,032)

Balance at December 31, 2022	13,781	$15,924	40,848	$77,736	22,222	$57,703	4,496	$12,500	5,404	$5	$2,802	$(5)	$(101,833)	$(99,031)

The accompanying notes are an integral part of these consolidated financial statements.

Korro Bio, Inc.

Consolidated Statements of Cash Flows

(amounts in thousands)

	Years Ended December 31,
	2022	2021
Operating Activities:
Net loss	$(58,032)	$(21,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of preferred stock tranche liability	—	(13,505)
Non-cash lease expense	1,396	—
Stock-based compensation expense	1,140	807
Depreciation expense	2,511	1,595
Non-cash interest expense	118	36
Net amortization of premiums and discounts on investments	(145)	20
Loss on disposal of property and equipment	—	8
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(28)	(398)
Accounts payable	1,755	56
Accrued expenses	(39)	1,961
Operating lease liabilities	(2,198)	—
Deferred rent	—	(686)
Other non-current assets	(123)	(29)

Net cash used in operating activities	(53,645)	(32,094)

Investing Activities:
Purchases of investments	(37,213)	(35,067)
Proceeds from maturities of investments	53,485	—
Purchases of property and equipment	(5,136)	(3,752)
Advance payments for property and equipment not yet received	(76)	(695)
Proceeds from sale of property and equipment	—	13

Net cash provided by (used in) investing activities	11,060	(39,501)

Financing Activities:
Proceeds from Series A convertible preferred stock, net of issuance costs	—	45,708
Proceeds from Series B-1 convertible preferred stock, net of issuance costs	—	57,739
Proceeds from Series B-2 convertible preferred stock, net of issuance costs	—	12,500
Proceeds from exercises of stock options	62	28
Other financing activities, net	(44)	(30)

Net cash provided by financing activities	18	115,945

Net (decrease) increase in cash, cash equivalents and restricted cash	(42,567)	44,350
Cash, cash equivalents and restricted cash, beginning of period	84,044	39,694

Cash, cash equivalents and restricted cash, end of period	$41,477	$84,044

Non-cash investing and financing activities:
Property and equipment capitalized under tenant improvement allowance	$—	$522
Purchases of property and equipment in accounts payable and accrued expenses	$402	$301
Financing costs in accounts payable and accrued expenses	$—	$44
Operating lease liabilities arising from right-of-use assets	$5,629	$—
Supplemental cash flow information:
Cash paid for income taxes	$11	$—
Cash paid for operating lease liabilities	$2,335	$—

The accompanying notes are an integral part of these consolidated financial statements.

Korro Bio, Inc.

Notes to Consolidated Financial Statements

1. The Company and Liquidity

Nature of Business

Korro Bio, Inc. (the “Company”) is an RNA editing company focused on the discovery and development of novel genetic medicines. The Company was incorporated in September 2018 as RNABIO, Inc. and subsequently renamed in November 2018.

Risks and Uncertainties

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, compliance with government regulations and the need to obtain additional financing. Product candidates currently under development will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize revenue from product sales.

Going Concern

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements-Going Concern, an entity is required to assess whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The Company has been financed from its inception through December 31, 2022 primarily through $15.9 million of net cash proceeds received from the sale of Series Seed convertible preferred stock (the “Series Seed Preferred Stock”), $91.2 million of net cash proceeds received from the sale of Series A convertible preferred stock (the “Series A Preferred Stock”), $57.7 million of net cash proceeds received from the sale of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”) and $12.5 million of net cash proceeds received from the sale of Series B-2 convertible preferred stock (the “Series B-2 Preferred Stock”). As outlined further within Note 16, “Subsequent Events”, the Company also received $45.5 million of net cash proceeds in March 2023 from the sale of additional shares of Series B-2 Preferred Stock.

The Company is not currently generating revenue, expects to continue incurring significant operating losses and negative operating cash flows for the foreseeable future and has no currently available sources of financing. As such, the Company will require additional financing. However, if the Company is unable to obtain additional financing, the Company would be forced to delay, reduce or eliminate its research and development programs and/or relinquish valuable rights to its technology and product candidates. There is no assurance that the Company will be successful in obtaining sufficient financing on acceptable terms to continue funding its operations.

Based upon the above considerations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year from July 27, 2023, the date these consolidated financial statements were issued.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These consolidated financial statements have been prepared on the going concern basis of accounting, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business.

The consolidated financial statements include the accounts of Korro Bio, Inc. and its wholly-owned subsidiary, Korro Mass Securities, Inc., which was established in December 2020. All intercompany transactions and balances have been eliminated in consolidation.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker in deciding how to allocate resources and assess performance. The Company and the Company’s chief operating decision maker, the Company’s chief executive officer, views the Company’s operations and manages its business as a single operating segment. The Company operates only in the United States.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates its estimates, which include, but are not limited to, accrued expenses and stock-based compensation expense. During the year ended December 31, 2021, the Company’s estimates also included the valuation of the preferred stock tranche asset and liability related to the Series A Preferred Stock. The Company bases its estimates on historical experience and other market specific or other relevant assumptions it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, (“ASC 820”) establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•

Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash Equivalents

Cash equivalents are highly-liquid investments that are readily convertible into cash with original maturities of three months or less when purchased. These assets include investments in money market funds that invest in U.S. Treasury obligations. Cash equivalents are reflected at fair value based on quoted market prices, as further described in Note 3, “Fair Value Measurements”.

Investments

Investments consist of securities with original maturities greater than three months when purchased. Short-term investments consist of investments that are available for use in current operations. Long-term investments consist of investments with maturities of greater than one year that are not available for use in current operations. The Company did not maintain any long-term investments as of December 31, 2022 or 2021.

The Company classifies all of its investments as available-for-sale securities. Accordingly, these investments are recorded at fair value. Realized gains and losses and amortization and accretion of discounts and premiums are included in “Other income, net”. Unrealized gains and losses on available-for-sale securities are included in “Accumulated other comprehensive loss” as a component of stockholders’ deficit until realized.

The Company reviews its investment portfolio to identify and evaluate investments that have indicators of possible other-than-temporary impairment. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been less than the cost basis, the financial condition of the issuer and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Property and Equipment

Property and equipment are recorded at cost and consists of laboratory equipment, furniture and office equipment, computer equipment, leasehold improvements, and construction in progress. The Company capitalizes property and equipment that is acquired for research and development activities and that has alternative future use. Expenditures for repairs and maintenance are recorded to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. Property and equipment not yet placed into service is capitalized as construction in progress and is depreciated once placed into service. Leasehold improvements are depreciated over the lesser of their useful lives or the term of the lease. Depreciation, including depreciation for assets recorded under capital leases, is calculated over the estimated useful lives of the assets using the straight-line method.

Impairment of Long-lived Assets

The Company reviews long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the carrying value of the asset to the future undiscounted cash flows from the use and eventual disposition of the asset. If an asset is considered to be impaired, the impairment loss to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair value.

Research and Development Expenses

Expenditures relating to research and development are expensed as incurred. Research and development expenses include external expenses incurred under arrangements with third parties, academic and non-profit institutions and consultants; salaries and personnel-related costs, including non-cash stock-based compensation expense; license fees to acquire in-process technology and other expenses, which include direct and allocated expenses for laboratory, facilities and other costs. Non-refundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

As part of the process of preparing the consolidated financial statements, the Company is required to estimate its accrued research and development expenses as of each balance sheet date. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. This process involves reviewing open contracts and purchase orders, communicating with internal personnel to identify services that have been performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for the service when the Company has not yet been invoiced or otherwise notified of the actual cost. The Company periodically confirms the accuracy of its estimates with its service providers and makes adjustments if necessary. The majority of the Company’s service providers invoice monthly in arrears for services performed or when contractual milestones are met. The financial terms of agreements with these service providers are subject to negotiation, vary from contract-to-contract and may result in uneven payment flows. In circumstances where amounts have been paid in excess of costs incurred, the Company records a prepaid expense.

Intellectual Property Expenses

The Company expenses legal costs related to patent applications as they are incurred. Such costs are classified as general and administrative expenses within the consolidated statements of operations and comprehensive loss.

Stock-based Compensation

The Company accounts for stock-based payments in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). This guidance requires all stock-based payments, including grants of stock options and restricted common stock, to be recognized as expense in the consolidated statements of operations and comprehensive loss based on their grant date fair values. For stock options granted to employees, non-employees and members of the Company’s Board of Directors for their services on the Board of Directors, the Company estimates the grant date fair value of each stock option using the Black-Scholes option-pricing model. For restricted common stock granted to employees and non-employees, the Company estimates the grant date fair value of each award using the intrinsic value, which is based on the value of the underlying common stock less any purchase price. For stock-based payments subject to service-based vesting conditions, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock-based payment on a straight-line basis over the requisite service period.

The Company estimates the grant date fair value of its common stock using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Historically, the Company has utilized a market approach to determine its total equity value and the option pricing method (“OPM”) to allocate this equity value among various classes of securities. The OPM treats common stock and convertible preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under the OPM, the common stock has value only if the funds available for distribution to stockholders exceeds the value of the convertible preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold convertible preferred stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in different fair values of stock options and restricted stock at each valuation date, as applicable.

In addition to the grant date fair value of the Company’s common stock, the Black-Scholes option pricing model requires the input of certain subjective assumptions, including (i) the calculation of expected term of the stock-based payment, (ii) the risk-free interest rate, (iii) the expected stock price volatility and (iv) the expected dividend yield. The Company uses the simplified method as proscribed by SEC Staff Accounting Bulletin No. 107 to calculate the expected term for stock options granted to employees as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The Company determines the risk-free interest rate based on a treasury instrument whose term is consistent with the expected term of the stock options. Because there is no public market for the Company’s common stock, there is a lack of Company-specific historical and implied volatility data. Accordingly, the Company bases its estimates of expected volatility on the historical volatility of a group of publicly-traded companies with similar characteristics to itself, including stage of product development and therapeutic focus within the life sciences industry. Historical volatility is calculated over a period of time commensurate with the expected term of the stock-based payment. The Company uses an assumed dividend yield of zero as the Company has never paid dividends on its common stock, nor does it expect to pay dividends on its common stock in the foreseeable future.

The Company accounts for forfeitures of all stock-based payments when such forfeitures occur.

Income Taxes

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors, including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.

Interest and penalty charges, if any, related to income taxes would be classified as a component of the “Provision for income taxes” in the consolidated statements of operations and comprehensive loss.

Net Loss per Share

Basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, including any dilutive effect from convertible preferred stock, outstanding stock options, outstanding warrants or unvested restricted common stock.

The Company follows the two-class method when computing net loss per share for periods when issued shares that meet the definition of participating securities are outstanding. The two-class method calls for the calculation of net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Net losses are not allocated to the Company’s preferred stockholders as they do not have an obligation to share in the Company’s net losses.

Concentration of Credit Risk and Off-Balance Sheet Risk

Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash, cash equivalents and investments. Cash balances are deposited with federally-insured financial institutions in the United States and may, at times, exceed federally-insured limits. The Company maintains its cash, cash equivalents and investments with high-quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. The Company’s cash equivalents are comprised of money market funds that are invested in U.S. Treasury and government agency obligations. The Company’s investments are comprised of commercial paper and government securities. Credit risk in these securities is reduced as a result of the Company’s investment policy to limit the amount invested in any single issuer and to only invest in securities of a high credit quality.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), which requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease. The new standard includes a short-term lease exception for leases with a term of 12 months or less, as part of which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases using classification criteria that are substantially similar to the previous guidance. In July 2018, the FASB also issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which permits entities to continue applying legacy guidance in ASC Topic 840, Leases (“ASC 840”), including its disclosure requirements, in the comparative periods presented in the year that the entity adopts the new leasing standard. Under this transition method, the cumulative effect of initially applying ASC 842 is recognized as an adjustment to the opening balance of retained earnings or accumulated deficit at the beginning of the annual reporting period that includes the date of initial application. Finally, in June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, whereby the effective date of this standard was deferred to annual reporting periods beginning after December 15, 2021 and interim periods within annual reporting periods beginning after December 15, 2022, and early adoption was still permitted.

Accordingly, the Company adopted ASC 842, as amended, on January 1, 2022 using the modified retrospective approach, which provides a method for recording existing leases at adoption and does not require restating comparative financial information. For the comparative period presented in these consolidated financial statements, lease-related disclosures continue to be presented in accordance with ASC 840. The Company also elected to utilize certain practical expedients under ASC 842, which among other things, permit the Company to i) maintain the lease classification for any existing leases, ii) maintain the Company’s determination as to whether any expired or existing contracts are or contain leases and iii) not separate nonlease components. Additionally, the Company elected an accounting policy whereby it does not apply the recognition requirements of ASC 842 to short-term leases with a term of 12 months or less.

Upon the adoption of ASC 842, the Company removed its legacy deferred rent balances that were previously recorded under ASC 840 and established an operating lease right-of-use asset of $2.9 million, an operating lease liability, current of $1.6 million and an operating lease liability, net of current portion of $3.3 million, all relating to the Company’s existing operating lease for its current corporate headquarters. There was no impact to the opening balance of accumulated deficit as a result of the adoption of ASC 842.

The following table presents a summary of the amount by which each financial statement line item was affected by the adoption of ASC 842 (in thousands):

	January 1, 2022
	Prior to the Adoption of ASC 842	Effect of Adoption	Subsequent to the Adoption of ASC 842
Operating lease right-of-use asset	$—	$2,922	$2,922
Operating lease liabilities, current portion	$—	$1,577	$1,577
Deferred rent, current portion	$939	$(939)	$—
Operating lease liabilities, net of current portion	$—	$3,253	$3,253
Deferred rent, net of current portion	$969	$(969)	$—

The adoption of ASC 842 did not have a material impact on the consolidated statement of operations and comprehensive loss or the consolidated statement of cash flows for the year ended December 31, 2022.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which eliminates certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities when investment ownership changes. In addition, ASU 2019-12 simplifies the accounting for the interim period effects of changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. This guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods within annual reporting periods beginning after December 15, 2022, and early adoption is permitted. The Company adopted this new standard effective January 1, 2022, and there was no impact to the consolidated financial statements as a result of the adoption of this guidance.

Recent Accounting Pronouncements-Yet to be Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard requires that credit losses be reported using an expected losses model rather than the incurred losses model that is currently used, and it establishes additional disclosure requirements related to credit risks. For available-for-sale debt securities with expected credit losses, this standard now requires allowances to be recorded instead of reducing the amortized cost of the investment. This guidance was originally effective for annual reporting periods beginning after December 15, 2020 and interim periods within fiscal years beginning after December 31, 2021, and early adoption was permitted. In November 2019, the FASB subsequently issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, whereby the effective date of this standard was deferred to annual reporting periods beginning after December 15, 2022, including interim periods within those annual reporting periods, and early adoption is still permitted. Accordingly, the Company will adopt this new standard effective January 1, 2023, and it does not expect that the adoption of ASU 2016-13 will have a material impact on the consolidated financial statements.

3. Fair Value Measurements

The Company measures the fair value of money market funds based on quoted prices in active markets for identical securities. Investments also include commercial paper and government securities that are valued either based on recent trades of securities in inactive markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data. The carrying amounts reflected in the consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values, due to their short-term nature.

Assets measured at fair value on a recurring basis as of December 31, 2022 were as follows (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds, included in cash and cash equivalents	$14,904	$14,904	$—	$—
Short-term investments:
Commercial paper	14,935	—	14,935	—
Government securities	3,980	—	3,980	—

Total	$33,819	$14,904	$18,915	$—

Assets measured at fair value on a recurring basis as of December 31, 2021 were as follows (in thousands):

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds, included in cash and cash equivalents	$71,579	$71,579	$—	$—
Short-term investments:
Corporate debt securities	12,078	—	12,078	—
Commercial paper	22,962	—	22,962	—

Total	$106,619	$71,579	$35,040	$—

There were no liabilities measured at fair value on a recurring basis as of December 31, 2022 or 2021. However, as outlined further within Note 10, “Preferred Stock”, the Company sold 20,424,108 shares of Series A Preferred Stock in June and July 2020 pursuant to a Series A Preferred Stock Purchase Agreement (the “Series A Agreement”). Included in the terms of the Series A Agreement was a right (the “Series A Tranche Right”) that was initially accounted for as a liability under ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and measured at fair value at each reporting period.

In July 2021, the holders of the Series A Preferred Stock elected to waive the milestone conditions outlined further within Note 10, “Preferred Stock”, and exercise the Series A Tranche Right. Accordingly, the holders purchased 20,424,108 additional shares of Series A Preferred Stock at a price of $2.24 per share. As a result, the preferred stock tranche liability was measured at fair value contemporaneously with the exercise of the Series A Tranche Right. The Company utilized the market-adjusted equity method and the option-pricing method to determine the fair value of the Series A Preferred Stock being purchased under the Series A Tranche Right. Based upon this valuation, the Company determined that a preferred stock tranche asset existed in the amount of $2.5 million due to the fair value of the Series A Preferred Stock being $2.12 per share, an amount less than the contractual purchase price. As a result of the change in the fair value of the preferred stock tranche asset, the Company recognized a $13.5 million gain in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. The preferred stock tranche asset was then extinguished in conjunction with the issuance of the related Series A Preferred Stock.

The following table provides a reconciliation of the preferred stock tranche liability (in thousands):

Preferred Stock Tranche Liability
Balance at December 31, 2020	$(11,054)
Change in fair value upon exercise of Series A Tranche Right	13,505
Reclassification to Series A Preferred Stock upon extinguishment	(2,451)

Balance at December 31, 2021	$—

The estimates outlined above were based, in part, on subjective assumptions. Changes to these assumptions could have had a significant impact on the reported fair values of the preferred stock tranche liability and/or the preferred stock tranche asset.

There were no changes in valuation techniques, nor were there any transfers among the fair value hierarchy levels during the years ended December 31, 2022 or 2021.

4. Investments

Cash equivalents and short-term investments as of December 31, 2022 were comprised as follows (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Money market funds, included in cash and cash equivalents	$14,904	$—	$—	$14,904
Short-term investments:
Commercial paper	14,935	—	—	14,935
Government securities	3,985	—	(5)	3,980

Total	$33,824	$—	$(5)	$33,819

Cash equivalents and short-term investments as of December 31, 2021 were comprised as follows (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Money market funds, included in cash and cash equivalents	$71,579	$—	$—	$71,579
Short-term investments:
Corporate debt securities	12,085	—	(7)	12,078
Commercial paper	22,962	—	—	22,962

Total	$106,626	$—	$(7)	$106,619

As of December 31, 2022 and 2021, the aggregate fair value of securities that were in an unrealized loss position for less than twelve months was $4.0 million and $12.1 million, respectively. As of December 31, 2022 and 2021 the Company held no securities that were in an unrealized loss position for more than twelve months. As of December 31, 2022, the Company did not intend to sell, and would not be more likely than not required to sell, the securities in an unrealized loss position before recovery of their amortized cost bases. Furthermore, the Company determined that there was no material change in the credit risk of these securities. As a result, the Company determined it did not hold any securities with any other-than-temporary impairment as of December 31, 2022.

5. Restricted Cash

As of December 31, 2022, the Company maintained current restricted cash of $0.6 million and non-current restricted cash of $4.5 million. As of December 31, 2021, the Company maintained non-current restricted cash of $0.6 million. Such current amounts are included within “Prepaid expenses and other current assets” and such non-current amounts are included within “Other non-current assets” in the consolidated balance sheets. All restricted cash amounts are comprised solely of letters of credit required pursuant to the Company’s facility leases.

The following table provides a reconciliation of cash, cash equivalents and restricted cash as of December 31, 2022 and 2021 that sums to the total of the same amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2022	2021
Cash and cash equivalents	$36,333	$83,492
Restricted cash	5,144	552

Cash, cash equivalents and restricted cash	$41,477	$84,044

6. Property and Equipment, Net

Property and equipment, net, as of December 31, 2022 and 2021 was comprised as follows (in thousands):

	Estimated Useful Life	December 31,
	(in Years)	2022	2021
Laboratory equipment	5	$8,441	$4,364
Furniture and office equipment	4	477	262
Computer equipment	3	213	50
Leasehold improvements	Shorter of useful life or remaining lease term	2,941	2,883
Construction in progress		2,049	631

Total property and equipment, gross		14,121	8,190
Less: accumulated depreciation		(4,255)	(1,744)

Total property and equipment, net		$9,866	$6,446

As of December 31, 2022, the Company had construction in progress of $2.0 million, predominately related to laboratory equipment received but not yet installed and capitalizable costs related to the Company’s future corporate headquarters.

Depreciation expense for the years ended December 31, 2022 and 2021 was $2.5 million and $1.6 million, respectively.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2022 and 2021 were comprised as follows (in thousands):

	December 31,
	2022	2021
Annual bonus	$2,198	$1,883
Other employee compensation and benefits	426	401
External research and development services	274	440
Other operating expenses	277	497

Total accrued expenses and other current liabilities	$3,175	$3,221

8. SVB Agreement

In January 2021, the Company and Silicon Valley Bank (“SVB”) entered into a Loan and Security Agreement (the “SVB Agreement”). Under the original terms of the SVB Agreement, the Company had the ability to borrow up to $15.0 million at any time prior to December 31, 2021. The SVB Agreement was subsequently amended in December 2021 to extend this borrowing availability period through December 31, 2022. The Company did not borrow any amounts under the SVB Agreement prior to the expiry of the borrowing availability period.

In conjunction with the execution of the SVB Agreement, the Company issued SVB a warrant to purchase 162,000 shares of common stock at an exercise price of $0.58 per share. This warrant was exercisable immediately upon issuance and expires on January 21, 2031. The Company determined that this warrant represents a debt issuance cost associated with the overall credit facility. As such, the warrant was recorded as a deferred financing cost and as a component of additional paid-in capital on the consolidated balance sheets. This deferred financing cost, as well as others incurred in conjunction with the execution of the SVB Agreement were amortized from the date of issuance through December 31, 2022, the expiry of the SVB Agreement’s borrowing availability period.

To determine the fair value of the warrant upon issuance, the Company utilized the Black-Scholes option-pricing model with the following assumptions:

Assumption
Risk-free interest rate	1.1%
Expected dividend yield	—%
Expected term (in years)	10.0
Expected volatility	72.9%

Based upon these assumptions, the fair value of the warrant issued to SVB was determined to be less than $0.1 million. As of December 31, 2022, the warrant had not been exercised by SVB.

9. Common Stock

As of December 31, 2022, the Company was authorized to issue 115,838,000 shares of common stock. Holders of common stock are entitled to one vote per share. In addition, holders of common stock are entitled to receive dividends, if and when declared by the Company’s Board of Directors. As of December 31, 2022, no dividends had been declared.

As of December 31, 2022 and 2021, the Company had reserved for future issuance the following number of shares of common stock (in thousands):

	December 31,
	2022	2021
Conversion of outstanding Series Seed Preferred Stock	13,781	13,781
Conversion of outstanding Series A Preferred Stock	40,848	40,848
Conversion of outstanding Series B-1 Preferred Stock	22,222	22,222
Conversion of outstanding Series B-2 Preferred Stock	4,496	4,496
Future issuances of Series B-2 Preferred Stock	16,367	16,367
Vesting of restricted common stock	58	488
Exercises of outstanding stock options	9,280	8,322
Exercise of outstanding warrant	162	162
Future issuances under 2019 Stock Incentive Plan	3,218	4,361

Total reserved for future issuance	110,432	111,047

10. Preferred Stock

Series Seed Preferred Stock

In May 2019, the Company entered into a Series Seed Stock Purchase Agreement (the “Series Seed 1 and 2 Agreement”). Under this Series Seed 1 and 2 Agreement, the Company sold an aggregate of 4,000,000 shares of Series Seed Preferred Stock at a price of $1.00 per share. In addition, the Company was previously party to a Simple Agreement for Future Equity (the “SAFE”) with Atlas Venture Fund XI, L.P. (“Atlas”) whereby the Company received $2.0 million in exchange for granting Atlas the right to participate in a future equity financing. In conjunction with the execution of the Series Seed 1 and 2 Agreement, the SAFE converted into 2,000,000 additional shares of Series Seed Preferred Stock. Subsequently, the Company entered into a Series Seed 3 Preferred Stock Purchase Agreement (the “Series Seed 3 Agreement”) in August 2019 under which it sold 7,780,769 additional shares of Series Seed Preferred Stock at a price of $1.30 per share.

Under the Series Seed 1 and 2 Agreement and the Series Seed 3 Agreement, the Company received aggregate net cash proceeds of $13.9 million, after deducting offering expenses paid by the Company.

The Company assessed the terms and features of the Series Seed Preferred Stock and concluded that it should be classified outside of permanent equity in the consolidated balance sheets, as the Series Seed Preferred Stock is contingently redeemable upon the occurrence of a deemed liquidation event that is outside of the Company’s control. Accordingly, the Company has classified the Series Seed Preferred Stock within temporary equity in the consolidated balance sheets. As of December 31, 2022, the Series Seed Preferred Stock is not being accreted to redemption as a deemed liquidation event is not considered to be probable. Further information on the rights, preferences and privileges of the Series Seed Preferred Stock is outlined below.

Series A Preferred Stock

In June 2020, the Company entered into the Series A Agreement. Under the Series A Agreement, the Company sold 18,191,965 shares at an initial closing in June 2020 and 2,232,143 shares at an additional closing in July 2020, both at a price of $2.24 per share. The Company received aggregate net cash proceeds of $45.5 million from these sales, after deducting offering expenses paid by the Company.

As outlined within Note 3, “Fair Value Measurements”, the Series A Agreement also included the Series A Tranche Right whereby investors would be obligated to purchase, and the Company obligated to sell, an additional 20,424,108 shares of Series A Preferred Stock at $2.24 per share upon the achievement of certain research and development milestones prior to December 31, 2021 (the “Series A Milestone Closing”). Investors could also elect to waive the conditions of the Series A Milestone Closing and purchase their allotment of additional shares at any time prior to the Series A Milestone Closing.

The Company assessed the terms and features of the Series A Preferred Stock and concluded that it should be classified outside of permanent equity in the consolidated balance sheets, as the Series A Preferred Stock is contingently redeemable upon the occurrence of a deemed liquidation event that is outside of the Company’s control. Accordingly, the Company has classified the Series A Preferred Stock within temporary equity in the consolidated balance sheets. As of December 31, 2022, the Series A Preferred Stock is not being accreted to redemption as a deemed liquidation event is not considered to be probable. Further information on the rights, preferences and privileges of the Series A Preferred Stock is outlined below.

The Company also assessed the Series A Tranche Right and concluded that it met the definition of a freestanding financial instrument as it was both legally detachable and separately exercisable from the Series A Preferred Stock. In accordance with ASC 480, the Series A Tranche Right was initially classified as a liability in the consolidated balance sheet because the underlying Series A Preferred Stock is contingently redeemable upon the occurrence of a deemed liquidation event that is outside of the Company’s control.

The Company first allocated the Series A Preferred Stock proceeds to the Series A Tranche Right based upon its fair value at the date of issuance, and the remaining proceeds were allocated to the Series A Preferred Stock. The fair value of the Series A Tranche Right on the date of issuance was determined to be $11.1 million using a probability-weighted present value model that considered the probability of triggering the Series A Tranche Right through the achievement of the certain research and development milestones outlined in the Series A Agreement. The Company converted the future values to their present values using a discount rate it considered to be appropriate for probability-adjusted cash flows. As the Series A Tranche Right was classified as a liability, it was subsequently re-measured at fair value at each reporting period.

In July 2021, the holders of the Series A Preferred Stock elected to waive the conditions of the Series A Milestone Closing and exercise the Series A Tranche Right. Accordingly, the holders purchased 20,424,108 additional shares of Series A Preferred Stock at a price of $2.24 per share. The Company received aggregate net cash proceeds of $45.7 million from this sale, after deducting offering expenses paid by the Company.

As detailed further within Note 3, “Fair Value Measurements”, the preferred stock tranche liability was measured at fair value contemporaneously with the exercise of the Series A Tranche Right. Based upon this valuation, the Company determined that a preferred stock tranche asset existed due to the fair value of the Series A Preferred Stock being $2.12, an amount less than the contractual purchase price. As a result of the change in the fair value of the preferred stock tranche asset, the Company recognized a $13.5 million gain in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. The preferred stock tranche asset was then extinguished in conjunction with the issuance of the related Series A Preferred Stock.

Series B Preferred Stock

In November 2021, the Company entered into the Series B Preferred Stock Purchase Agreement (the “Series B Agreement”). Under the Series B Agreement, the Company initially sold 17,289,273 shares of Series B-1 Preferred Stock at a price of $2.61 per share. The Series B Agreement also contemplates the issuance of Series B-2 Preferred Stock, as outlined further below. The Series B-1 Preferred Stock and the Series B-2 Preferred Stock are collectively referred to as the “Series B Preferred Stock” unless specifically noted.

The Series B Agreement also includes a right (the “Series B Tranche Right”) whereby investors would be obligated to purchase, and the Company obligated to sell, 16,232,013 shares of Series B-2 Preferred Stock at $2.78 per share upon the achievement of a certain research and development milestone (the “Series B Milestone Closing”). Investors can also elect to waive the conditions of the Series B Milestone Closing and purchase their allotment of Series B-2 Preferred Stock at any time prior to the Series B Milestone Closing.

In December 2021, the Company subsequently amended the Series B Agreement (the “Series B Agreement Amendment”) to include two additional investors. Under the Series B Agreement Amendment, the Company sold an additional 4,932,950 shares of Series B-1 Preferred Stock at a price of $2.61 per share. Additionally, one investor elected to waive the conditions of the Series B Milestone Closing and purchase 4,496,403 shares of Series B-2 Preferred Stock at a price of $2.78 per share. The other investor included in the Series B Agreement Amendment maintains the Series B Tranche Right to purchase 134,892 shares of Series B-2 Preferred Stock.

In total, the Company received aggregate net cash proceeds of $57.7 million from the sale of Series B-1 Preferred Stock and $12.5 million from the sale of Series B-2 Preferred Stock, after deducting offering expenses paid by the Company.

The Company assessed the terms and features of the Series B Preferred Stock and concluded that it should be classified outside of permanent equity in the consolidated balance sheets, as the Series B Preferred Stock is contingently redeemable upon the occurrence of a deemed liquidation event that is outside of the Company’s control. Accordingly, the Company has classified the Series B Preferred Stock within temporary equity in the consolidated balance sheets. As of December 31, 2022, the Series B Preferred Stock is not being accreted to redemption as a deemed liquidation event is not considered to be probable. Further information on the rights, preferences and privileges of the Series B Preferred Stock is outlined below.

The Company also assessed the Series B Tranche Right and concluded that, while separately exercisable, it is not legally detachable from the Series B Preferred Stock. Accordingly, the Company concluded that the Series B Tranche Right does not meet the definition of a freestanding financial instrument and is instead an embedded feature of the Series B Preferred Stock.

Rights, Preferences and Privileges of Preferred Stock

The rights, preferences and privileges of the Series Seed Preferred Stock, the Series A Preferred Stock, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock are as follows. In the discussion below, the Series Seed Preferred Stock and the Series A Preferred Stock, Series B-1 Preferred Stock and the Series B-2 Preferred Stock are collectively referred to as the “Preferred Stock” unless specifically noted.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issuance price by the conversion price in effect at the time of conversion. The original conversion price of the Series Seed 1 Preferred Stock and Series Seed 2 Preferred Stock is $1.00, the original conversion price of the Series Seed 3 Preferred Stock is $1.30, the original conversion price of the Series A Preferred Stock is $2.24, the original conversion price of the Series B-1 Preferred Stock is $2.61 and the original conversion price of the Series B-2 Preferred Stock is $2.78. Shares of preferred stock are subject to adjustments to reflect the issuance of common stock, options, warrants, or other rights to subscribe for or to purchase common stock for a consideration per share, less than the conversion price then in effect and subsequent stock dividends, stock splits, combinations, or recapitalizations.

The Preferred Stock is subject to mandatory conversion upon the closing of a sale of common stock to the public at a price of at least $5.56 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization) in a firm-commitment underwritten public offering resulting in at least $75.0 million of gross proceeds to the Company. The Preferred Stock is also subject to mandatory conversion upon the vote or written consent of the holders of at least 66% of the then-outstanding shares of Preferred Stock, voting as a single class on an as-converted to common stock basis.

Dividends

The holders of Preferred Stock, in preference to common stockholders, are entitled to receive, when, as and if declared by the Company’s Board of Directors, dividends at a rate of 8% annually. Dividends on Preferred Stock are non-cumulative and are payable only when and if declared by the Company’s Board of Directors. The holders of Preferred Stock are entitled to participate in dividends on common stock on an as-converted basis when and if declared by the Company’s Board of Directors. Since the Company’s inception, no dividends have been declared.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, winding up or deemed liquidation event of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of common stock, an amount equal to the original issue price per share plus any dividends declared but unpaid thereon. For clarity, the original issue price of the Series Seed 1 Preferred Stock and Series Seed 2 Preferred Stock was $1.00 per share, the original issue price of the Series Seed 3 Preferred Stock was $1.30 per share, the original issue price of the Series A Preferred Stock was $2.24 per share, the original issue price of the Series B-1 Preferred Stock was $2.61 per share and the original issue price of the Series B-2 Preferred Stock was $2.78 per share.

If upon any voluntary or involuntary liquidation, dissolution, winding up or deemed liquidation event of the Company, the assets of the Company available for distribution are insufficient to pay the holders of Preferred Stock the full amount to which they are entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Redemption

The Preferred Stock is contingently redeemable upon the occurrence of a deemed liquidation event, which includes a merger or a sale of substantially all of the assets of the Company. As of December 31, 2022, a deemed liquidation event is not considered to be probable.

Voting Rights

The holders of Preferred Stock are entitled to vote based on the number of common shares that their preferred shares convert into on as-converted basis at the time of such vote. Except in specific circumstances, holders of Preferred Stock shall vote as a single class with the common stockholders.

The holders of record of the shares of the Series Seed Preferred Stock, voting exclusively and as a separate class on an as-converted to common stock basis, are entitled to elect two members to the Company’s Board of Directors. The holders of record of the shares of the Series A Preferred Stock, voting exclusively and as a separate class on an as-converted to common stock basis, are entitled to elect two members to the Company’s Board of Directors. The holders of record of the shares of the Series B Preferred Stock, voting exclusively and as a separate class on an as-converted to common stock basis, are entitled to elect two members to the Company’s Board of Directors.

11. Stock-based Compensation

2019 Stock Incentive Plan

In January 2019, the Company’s Board of Directors adopted the 2019 Stock Incentive Plan (the “2019 Plan”). The 2019 Plan provides for the grant of stock options, stock awards and restricted stock units to employees, members of the Company’s Board of Directors and non-employee consultants and advisors. The 2019 Plan initially provided for the issuance of up to 2,219,565 shares of common stock. The 2019 Plan was subsequently amended in May 2019, June 2020, October 2020, April 2021 and November 2021 to modify the number of shares of common stock issuable under the 2019 Plan. Subsequent to the November 2021 amendment to the 2019 Plan, the Company can now issue up to 13,748,930 shares of common stock under the 2019 Plan. As of December 31, 2022, there were 3,217,888 shares available for future issuance under the 2019 Plan.

Stock-based Compensation Expense

Total stock-based compensation expense recognized in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021 was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Research and development	$243	$137
General and administrative	897	670

Total stock-based compensation expense	$1,140	$807

Restricted Common Stock Activity

Prior to the adoption of the 2019 Plan, the Company issued shares of restricted common stock to its founders as well as to certain employees. The restrictions on the common stock generally lapse over two to four years. In the event that a recipient ceases to provide service to the Company, the Company has the right to repurchase any unvested shares of restricted common stock at their original purchase price. As a result of this repurchase right, the Company recorded the issuance of such restricted common stock as a liability in the consolidated balance sheets. Amounts are reclassified to common stock at par and additional paid-in capital as the restricted common stock vests and restrictions lapse.

The following table summarizes restricted common stock activity during the year ended December 31, 2022 (in thousands, except per share amounts):

	Shares	Weighted-Average Grant Date Fair Value per Share
Unvested as of December 31, 2021	488	$0.02
Granted	—	$—
Vested	(430)	$0.01
Repurchased	—	$—

Unvested as of December 31, 2022	58	$0.03

The aggregate fair value of restricted common stock that vested during the years ended December 31, 2022 and 2021, based upon the fair value of the underlying restricted common stock on the day of vesting, was $0.5 million and $0.3 million, respectively.

Stock Option Activity

The fair value of stock options granted during the years ended December 31, 2022 and 2021 was calculated on the date of grant using the following weighted-average assumptions:

	Year Ended December 31,
	2022	2021
Risk-free interest rate	2.5%	1.0%
Expected dividend yield	—%	—%
Expected term (in years)	6.0	6.0
Expected volatility	72.9%	71.9%

Using the Black-Scholes option pricing model, the weighted-average grant date fair value of stock options granted during the years ended December 31, 2022 and 2021 was $0.73 and $0.41 per share, respectively.

The following table summarizes changes in stock option activity during the year ended December 31, 2022 (in thousands, except per share amounts):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	8,322	$0.59	8.9	$4,478
Granted	3,156	$1.11
Exercised	(176)	$0.36
Cancelled	(2,022)	$0.73

Outstanding as of December 31, 2022	9,280	$0.74	8.0	$2,953

Exercisable at December 31, 2022	4,203	$0.60	7.1	$1,881

The aggregate intrinsic value of stock options exercised during the years ended December 31, 2022 and 2021 was $0.1 million and $0.2 million, respectively.

As of December 31, 2022, there was unrecognized stock-based compensation expense related to unvested stock options of $2.5 million, which the Company expects to recognize over a weighted-average period of approximately 2.7 years.

12. Income Taxes

The provision for income taxes for the years ended December 31, 2022 and 2021 was comprised as follows (in thousands):

	Year Ended December 31,
	2022	2021
Current taxes:
Federal	$—	$—
State	10	2

Total current taxes	10	2
Deferred taxes:
Federal	—	—
State	—	—

Total deferred taxes	—	—

Total provision for income taxes	$10	$2

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2022	2021
Income tax computed at federal statutory rate	21.0%	21.0%
State taxes, net of federal benefit	6.1%	9.9%
Tax credit carryforwards	6.2%	6.2%
Permanent items	(0.2)%	12.5%
Change in valuation allowance	(32.7%)	(49.4%)
Other	(0.4%)	(0.2)%

Effective tax rate	—%	—%

The principal components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 were comprised as follows (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$19,580	$14,481
Tax credit carryforwards	5,477	1,871
Capitalized research and development	10,279	—
Stock-based compensation	319	148
Deferred rent	—	521
Operating lease liability	855	—
Accrued expenses and other temporary differences	707	650

Total deferred tax assets	37,217	17,671
Less: valuation allowance	(36,094)	(17,091)

Net deferred tax assets	1,123	580
Deferred tax liabilities:
Operating right-of-use asset	(552)
Depreciation	(571)	(580)

Total deferred tax liabilities	(1,123)	(580)

Net deferred taxes	$—	$—

As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $72.1 million and $70.3 million, respectively. Federal NOLs may be carried forward indefinitely. State NOLs expire at various dates from 2038 through 2042. As of December 31, 2022, the Company had federal research and development tax credit carryforwards of $3.5 million that expire at various dates from 2040 through 2042. In addition, as of December 31, 2022, the Company had state research and development tax credit carryforwards of $2.6 million that expire at various dates from 2034 through 2037.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which primarily pertain to NOL carryforwards, tax credit carryforwards and capitalized research and development. The Company has determined that it is more likely than not that it will not realize the benefits of its deferred tax assets, and as a result, a valuation allowance of $36.1 million has been established at December 31, 2022. The increase in the valuation allowance of $19.0 million during the year ended December 31, 2022 was primarily due to the additional operating loss generated by the Company.

NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50% as defined under Sections 382 and 383 in the Internal Revenue Code (“IRC”). This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the Company’s value immediately prior to the ownership change. As a result of ownership changes in the Company from its inception through December 31, 2022, the Company’s NOL and tax credit carryforwards allocable to the periods preceding each such ownership change could be subject to limitations under IRC Section 382, however the Company has not yet completed an IRC Section 382 study.

The Company had no unrecognized tax benefits as of either December 31, 2022 or 2021. The Company has not conducted a study of its research and development credit carryforwards generated during any year. This study, once completed, may result in an adjustment to the Company’s research and development credit carryforwards.

However, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credit carryforwards, and if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the consolidated statements of operations and comprehensive loss if an adjustment were required.

The Company files income tax returns in the United States federal tax jurisdiction and the Massachusetts state tax jurisdiction. Because the Company is in a loss carryforward position, it is generally subject to examination by federal and state tax authorities for all tax years in which a loss carryforward is available.

As of December 31, 2022, the Company has not incurred any material interest or penalty charges.

13. Commitments and Contingencies

790 Memorial Drive Lease

In May 2020, the Company entered into an operating lease agreement (“the 790 Memorial Drive Lease”) to occupy 3,407 square feet of laboratory and office space at 790 Memorial Drive in Cambridge, Massachusetts. The 790 Memorial Drive Lease term commenced on June 15, 2020 and subsequently expired on June 30, 2021. Pursuant to ASC 840, the Company recorded total rent expense of $0.1 million for the year ended December 31, 2021 related to the 790 Memorial Drive Lease.

OKS Building 600/700 Lease

In August 2020, the Company entered into an operating lease agreement (the “OKS Building 600/700 Lease”) to occupy 12,165 square feet of laboratory and office space at One Kendall Square in Cambridge, Massachusetts (the “OKS Facility”). The OKS Building 600/700 Lease term commenced on January 21, 2021 and was originally set to expire on January 31, 2024. The Company provided the landlord with a security deposit in the form of a $0.3 million letter of credit, which was originally recorded as restricted cash and included within “Other non-current assets” as of December 31, 2021.

The OKS Building 600/700 Lease also provided the Company with a tenant improvement allowance of $2.4 million, the entirety of which was utilized as of December 31, 2021. Leasehold improvements related to the OKS Building 600/700 Lease were originally being amortized over the lease term, commencing with the date that the leasehold improvements were placed into service.

OKS Sublease

In October 2021, the Company entered into an operating sublease agreement (the “OKS Sublease”) with an unrelated biotechnology company to occupy an additional 5,094 square feet of laboratory and office space in the OKS Facility. The OKS Sublease term commenced on October 25, 2021 and was originally set to expire on March 31, 2023, unless the sublessor notified the Company in writing by July 1, 2022 that it wished to extend the sublease term through December 31, 2024. The Company provided the sublessor with a security deposit in the form of a $0.2 million letter of credit, which was originally recorded as restricted cash and included within “Other non-current assets” as of December 31, 2021.

OKS Sublease Extension and OKS Combined Facility Lease

In May 2022, the sublessor of the OKS Sublease provided the lease extension notification to the Company. As a result of this election, commencing on June 1, 2022, the Company was required to take control over an additional 5,302 square feet for a total occupancy of 10,396 square feet.

In August 2022, however, the Company entered into an amended lease agreement (the “OKS Combined Facility Lease”) with the landlord of the OKS Facility, the primary effects of which were the following:

•	Effective September 1, 2022, the space originally leased from the unrelated biotechnology company would now be leased directly from the OKS Facility landlord.

•

The monthly lease payment amounts owed by the Company were not modified from the original One Kendall Square Sublease, however the Company is now obligated to make an additional payment of $0.3 million at the conclusion of the OKS Combined Facility Lease term.

•	The lease term for the entirety of the Company’s leased space at the One Kendall Square Facility was amended to expire on December 31, 2023.

•

The Company provided the landlord of the OKS Facility with an additional security deposit in the form of a $0.3 million letter of credit. The $0.3 million letter of credit previously issued to the sublessor of the OKS Sublease was subsequently cancelled.

Accounting under ASC 840

As the Company obtained access to the OKS Building 600/700 Lease space in August 2020, it concluded that this represented the lease commencement date for accounting purposes. Prior to the adoption of ASC 842, and pursuant to the legacy guidance within ASC 840, the Company recorded rent expense on a straight-line basis from this date through the end of the lease term and also recorded deferred rent on the consolidated balance sheets. The Company recorded the tenant improvement allowance as a deferred lease incentive and was amortizing the deferred lease incentive as a reduction of rent expense ratably over the lease term.

For the OKS Sublease, the Company similarly recorded rent expense on a straight-line basis through the full potential lease term that would expire on December 31, 2024. The full potential lease term was utilized as the lease extension provision was at the sole discretion of the sublessor. In addition, this straight-line rent expense calculation assumed that, as of April 1, 2023, the Company would occupy the entire 10,396 square feet premises contemplated by the OKS Sublease.

As of December 31, 2021, the future minimum lease payments due under the OKS Building 600/700 Lease and the OKS Sublease were as follows (in thousands):

Future Minimum Lease Payments
2022	$1,779
2023	2,315
2024	1,067

Total future minimum lease payments	$5,161

Pursuant to ASC 840, the Company recorded total rent expense of $0.6 million for the year ended December 31, 2021 related to the OKS Building 600/700 Lease and the OKS Sublease.

Accounting under ASC 842

As a result of the adoption of ASC 842 on January 1, 2022, the Company initially recorded right-of-use assets and corresponding lease liabilities for the OKS Building 600/700 Lease and the OKS Sublease. As there was no rate implicit in either lease, the Company estimated its incremental borrowing rate based upon a synthetic credit rating and yield curve analysis. Based upon this analysis, the Company calculated a discount rate of 5.09% for both the OKS Building 600/700 Lease and the OKS Sublease as of January 1, 2022.

The Company then assessed the OKS Combined Facility Lease as a lease modification, concluding that the modification did not result in a separate contract pursuant to ASC 842-10-25-8. Based upon this assessment, and in accordance with ASC 842-10-25-15, the Company has accounted for the modification as a termination of the existing leases and the creation of a new operating lease. As there was no rate implicit in the OKS Combined Facility Lease, the Company again estimated its incremental borrowing rate based upon a synthetic credit rating and yield curve analysis. Based upon this analysis, the Company calculated a discount rate of 7.87% as of August 31, 2022, the effective date of the modification.

As the OKS Combined Facility Lease term ends on December 31, 2023, the Company is now amortizing the leasehold improvements originally related to the OKS Building 600/700 Lease through December 31, 2023. Additionally, the combined $0.6 million letters of credit issued to the OKS Facility landlord are classified as restricted cash and included within “Prepaid expenses and other current assets” as of December 31, 2022.

As of December 31, 2022, the future minimum lease payments due under the OKS Combined Facility Lease were as follows (in thousands):

Amount
2023	$2,621
Less: effect of discounting	(92)

Total lease liability	$2,529

Pursuant to ASC 842, the Company recorded operating lease expense of $1.4 million and variable lease expense of $0.7 million for the year ended December 31, 2022 related to the OKS Building 600/700 Lease, OKS Sublease and OKS Combined Facility Lease. As of December 31, 2022, the remaining lease term of the OKS Combined Facility Lease was 1.0 year.

Cummings Park Sublease

In February 2022, the Company entered into an operating sublease agreement (the “Cummings Park Sublease”) to occupy 18,148 square feet of laboratory and office space at Cummings Park in Woburn, Massachusetts. The Cummings Park Sublease term commenced on February 23, 2022 and will expire on July 31, 2024. Contemporaneously with the execution of the Cummings Park Sublease, the Company provided the landlord with a cash security deposit in the amount of $0.1 million.

Pursuant to the terms of the Cummings Park Sublease, the Company was not obligated to make rental payments until 91 days after the Cummings Park Sublease commencement date (the “Cummings Park Rent Commencement Date”). Rental payments will escalate on each successive anniversary of the Cummings Park Rent Commencement Date.

As of December 31, 2022, the future minimum lease payments due under the Cummings Park Sublease were as follows (in thousands):

Amount
2023	$411
2024	212

Total remaining minimum lease payments	623
Less: effect of discounting	(22)

Total lease liability	$601

Pursuant to ASC 842, the Company recorded operating lease expense of $0.3 million and variable lease expense of less than $0.1 million for the year ended December 31, 2022 related to the Cummings Park Sublease. As of December 31, 2022, the remaining lease term of the Cummings Park Sublease was 1.6 years.

60 First Street Lease

In April 2022, the Company entered into an operating lease agreement (the “60 First Street Lease”) to occupy 50,453 square feet of laboratory and office space in Cambridge, Massachusetts (the “60 First Street Facility”). The 60 First Street Lease term will commence on the later of i) the substantial completion of the landlord’s base building improvements or ii) October 31, 2022 (such date the “60 First Street Lease Commencement Date”). Rental payments will commence 12 months following the 60 First Street Lease Commencement Date (such date the “60 First Street Rent Commencement Date”), and the 60 First Street Lease will expire on the last day of the 120th full calendar month following the 60 First Street Rent Commencement Date. Rental payments will escalate on each successive anniversary of the 60 First Street Rent Commencement Date, and the total rental payments over the term of the 60 First Street Lease are expected to be $76.7 million. In addition, the 60 First Street Lease also provides the Company with a tenant improvement allowance of $13.1 million.

The Company provided the landlord with a security deposit in the form of a $4.5 million letter of credit, which has been recorded as restricted cash and included within “Other non-current assets” as of December 31, 2022. This letter of credit will be reduced to $3.4 million upon substantial completion of the Company’s tenant improvements and then to $2.3 million upon the third anniversary of the 60 First Street Lease Commencement Date.

As of December 31, 2022, the landlord had not yet delivered the 60 First Street Facility to the Company. Accordingly, the Company concluded that the lease commencement date had not occurred and no right-of-use asset, lease liability or operating lease expense related to the 60 First Street Lease was recorded as of or for the year ended December 31, 2022. Additionally, the Company did not utilize any portion of the $13.1 million tenant improvement allowance as of December 31, 2022.

Litigation

The Company is not a party to any litigation, nor had it established any reserves for litigation liabilities as of December 31, 2022 or 2021.

14. 401(k) Savings Plan

The Company has a defined-contribution savings plan under Section 401(k) of the IRC (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation, subject to statutory limitations. Beginning on April 1, 2022, the Company matches 100% of an employee’s 401(k) contributions up to a maximum of 3% of the participant’s salary, subject to employer match limitations under the IRC. As such, the Company made $0.2 million of matching contributions to the 401(k) Plan during the year ended December 31, 2022. The Company did not make any matching contributions during the year ended December 31, 2021.

15. Related Party Transactions

As a result of Atlas’ ownership of the Company’s Series Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, Atlas represents an affiliate of the Company. During the years ended December 31, 2022 and 2021, the Company incurred expenses of less than $0.1 million and $0.1 million, respectively, related to consulting services provided by an affiliate of Atlas. As of December 31, 2021, the Company had amounts due to this affiliate of $0.1 million. No such amounts were due to this affiliate as of December 31, 2022.

16. Net Loss per Share

The following common stock equivalents have been excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive (in thousands):

	Year Ended December 31,
	2022	2021
Series Seed Preferred Stock	13,781	13,781
Series A Preferred Stock	40,848	40,848
Series B-1 Preferred Stock	22,222	22,222
Series B-2 Preferred Stock	4,496	4,496
Unvested restricted common stock	58	488
Outstanding stock options	9,280	8,322
Outstanding warrant	162	162

Total	90,847	90,319

17. Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure purposes through July 27, 2023, the date these consolidated financial statements were issued. Except for the matters described below, the Company has concluded that no other events or transactions have occurred that require disclosure in the consolidated financial statements.

Genevant Agreement

In March 2023, the Company entered into a collaboration and license agreement (the “Genevant Agreement”) with Genevant Sciences GmbH (“Genevant”) to combine the Company’s RNA editing technology with Genevant’s lipid nanoparticle technology to develop and potentially commercialize an RNA therapeutic for alpha-1 antitrypsin deficiency. Key financial terms under the Genevant Agreement are as follows:

•	The Company made a $2.5 million payment to Genevant in March 2023 upon execution of the Genevant Agreement.

•	The Company will reimburse Genevant for certain out-of-pocket and full-time equivalent costs incurred as a result of research and development activities performed under the Genevant Agreement.

•

Genevant is entitled to receive payments from the Company upon the achievement of specified clinical, regulatory and commercial milestones, including potential precommercial milestone payments up to an aggregate total of $40.5 million per product and potential commercial milestone payments up to an aggregate total of $57.0 million.

•

Genevant is eligible to receive royalties at tiered percentage rates beginning in the mid-single-digits, based on future annual net sales of licensed products within the scope of the Genevant Agreement.

The Company has paid Genevant $2.8 million through July 27, 2023, the date these consolidated financial statements were issued, and has recorded the $2.5 million nonrefundable, payment within research and development expense in the condensed consolidated statement of operations for the three months ended March 31, 2023.

Sale of Series B-2 Preferred Stock

In March 2023, the holders of the Series B Preferred Stock elected to waive the conditions of the Series B Milestone Closing and exercise the Series B Tranche Right. Accordingly, the holders purchased 16,366,905 shares of Series B-2 Preferred Stock at a price of $2.78 per share. The Company received aggregate net cash proceeds of $45.5 million from this sale.

Merger Agreement & Pre-Closing Financing

On July 14, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Frequency Therapeutics, Inc., a Delaware corporation (“Frequency”) and Frequency Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Frequency (“Merger Sub”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Merger Sub will be merged with and into Korro Bio, Inc., with Korro Bio, Inc. surviving the Merger as a wholly owned subsidiary of Frequency (the “merger”). In contemplation of the proposed merger, the Company also entered into a subscription agreement with certain parties to purchase shares of the Company’s common stock for an aggregate purchase price of approximately $117.3 million (the “pre-closing financing”).

Subject to the terms and conditions of the Merger Agreement, immediately prior to the effective time of the merger (“Effective Time”), each then outstanding share of the Company’s common stock (including common stock issued upon the conversion of the Company’s preferred stock but excluding the common stock issued in the pre-closing financing) will be converted into the right to receive a number of shares of Frequency’s common stock calculated in accordance with the Merger Agreement.

The Company’s pre-closing financing is contingent on and will occur prior to the closing of the merger, subject to customary closing conditions. Shares of the Company’s common stock issued pursuant to the pre-closing financing will be converted into the right to receive a number of shares of Frequency common stock calculated in accordance with Merger Agreement at the Effective Time of the merger.

The merger and the pre-closing financing are expected to close in the fourth quarter of 2023. The merger is subject to approval by the stockholders of the Company and Frequency as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction. If Frequency is unable to satisfy certain closing conditions or if other mutual closing conditions are not satisfied, the Company will not be obligated to complete the merger. The Merger Agreement contains certain termination rights of the Company and Frequency. The merger is expected to be treated as a reverse recapitalization in accordance with U.S. GAAP.